direct dial number:
(215) 575-7000

[DILWORTH PAXSON LETTERHEAD]

September 19, 2006

Board of Directors Sterling Banks, Inc. 3100 Route 38 Mount Laurel, New Jersey 08054
RE:	Registration Statement Under the Securities Act of 1933

Dear Directors:

You have asked us to provide you with our opinion in connection with the proposed issuance by Sterling Banks, Inc. (the “Company”) of up to 5,959,973 shares of its common stock, par value $2.00 per share (the “Common Stock”). It is proposed that up to 5,188,982 shares of Common Stock will be issued pursuant the Plan of Acquisition, dated as of April 26, 2006, by and between Sterling Bank and the Company (the “Plan of Acquisition”), pursuant to which Sterling Bank will reorganize into a holding company form of organization and become the wholly-owned subsidiary of the Company (the “Reorganization”). Additionally, up to 770,991 shares of common stock will be issued in connection with the proposed merger of Farnsworth Bancorp, Inc. with and into the Company, pursuant to the Agreement and Plan of Merger, dated as of June 23, 2006, by and between Farnsworth Bancorp, Inc., Sterling Bank and the Company (the “Merger Agreement” and together with the Plan of Acquisition, the “Plans”).

We have acted as counsel to the Company in connection with its registration and issuance of stock as described above pursuant to the Securities Act of 1933, as amended (the “Act”) on Form S-4 (the “Registration Statement”). As such counsel, and for purposes of providing this opinion, we have examined originals or copies, certified to our satisfaction, of the following documents:

i)	the Certificate of Incorporation of the Company;

ii)	the Bylaws, as amended, of the Company;

iii)	the relevant resolutions of the Board of Directors of the Company;

iv)	the Registration Statement; and

v)	such other documents, records and certificates as we have deemed necessary or appropriate as a basis for the opinions expressed below.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We also have assumed that all natural persons, including each representative of the Company, who signed the documents had sufficient legal capacity to do so.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company, when duly issued in accordance with the terms of the respective Plans (including the terms and conditions of options granted thereunder), after the Registration Statement shall have become effective under the Act, will be legally issued, fully paid and nonassessable.

This opinion is being delivered to the Board of Directors solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon or utilized for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations promulgated thereunder.

Very truly yours,
/S/ Dilworth Paxson LLP

Dilworth Paxson LLP